EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated March 27, 2009 relating to the audit of the consolidated financial statements of Pansoft Company Limited, appearing in the Annual Report on Form 10-K of Pansoft Company Limited, for the years ended December 31, 2008 and 2007.

/s/ MSCM LLP

Toronto, Canada

September 18, 2009